Exhibit 8.2

The Directors

The Royal Bank of Scotland Group plc

Gogarburn

Edinburgh

EH12 1HQ

20 July 2007

Dear Sirs,

We have acted as UK tax law advisers to The Royal Bank of Scotland Group plc (the “Company”) in connection with the Registration Statement on Form F-4 (as amended to the date of this letter, the “Registration Statement”) of the Company, relating to the proposed offer to acquire all the outstanding ordinary shares and American depositary shares of ABN AMRO Holding N.V., as described in the Registration Statement.

On the basis of our consideration of such matters of fact and law as we consider are necessary or appropriate for the purposes of this letter, we are of the opinion that the statements of law and HM Revenue & Customs (“HMRC”) practice contained in the Registration Statement under the heading “Certain U.K. Tax Considerations” (the “UK Tax Disclosure”), subject to the limitations and qualifications contained therein, are accurate in all material respects and not misleading.

Our opinion is limited to the UK tax matters specifically covered in the UK Tax Disclosure. Our opinion is based on law and HMRC practice as at the date of this letter, and we assume no responsibility to inform you of any change that may occur.

Our opinion is given for the benefit of the addressees of this letter and may not be reproduced, quoted, summarised or relied upon by any other person without our express written consent.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the Company’s Tender Offer Statement on Schedule TO. In giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act.

This letter is governed by, and is to be construed in accordance with, English law.

Yours faithfully,

/s/ Linklaters LLP

Linklaters LLP

This communication is confidential and may be privileged or otherwise protected by work product immunity.

Linklaters LLP is a multinational limited liability partnership registered in England and Wales with registered number OC326345 including solicitors of the Supreme Court of England and Wales, members of the New York Bar and foreign legal consultants in New York. It is regulated by the Law Society of England and Wales. The term partner in relation to Linklaters LLP is used to refer to a member of Linklaters LLP or an employee or consultant of Linklaters LLP or any of its affiliated firms or entities with equivalent standing and qualifications. A list of the names of the members of Linklaters LLP together with a list of those non-members who are designated as partners and their professional qualifications is open to inspection at its registered office, One Silk Street, London EC2Y 8HQ, England or on www.linklaters.com.

Please refer to www.linklaters.com/regulation for important information on our regulatory position.